                                   Exhibit 99

                                                                  August 8, 2001
Dear Shareowners,

At its meeting on August 8, 2001, the Board of Directors reviewed the Company's current operating performance, financial condition and future business plans.

The reinsurance market continues to improve and management has continued to add strong professional talent so that we can grow our business and position ourselves for better profitability over the next several years. As you will read later, we are pleased to report improved results during the second quarter. Unfortunately, recent investment performance and the underwriting losses from business first written before our current management team joined the Company have been costly -these losses, in combination with dividend payments and repurchases of the Company's shares have decreased the Company's capital from $2.5 billion in early 2000 to $1.6 billion today, equivalent to $13.64 per share.

After considering a number of strategic alternatives over several months, the Board has reaffirmed its commitment to developing our reinsurance business. We continue to believe that the best long-term value for our shareowners will be gained by supporting the Company's growth plans.

However, it is critical to our objective of creating long-term value to our shareowners that we maintain our capital in line with current levels. Although painful, it has therefore become necessary to make the following decisions:

     . The suspension of the current share repurchase program, effective immediately;
     . The decrease in fair value of the Company's shares to $14.50 per share, effective immediately; and
     . The payment of a reduced dividend in the amount of $0.25 per share on August 22, 2001 to shareowners of record as of August 8, 2001.

The remainder of this letter outlines further background to these decisions and also provides a summary of our results for the year to date and an update on our recent rebuilding efforts.

Capital management

Share Repurchases
-----------------

As discussed in previous Letters to Shareowners, our goal is to create long-term value to you, our shareowners, by transforming the Company into one of the world's largest specialty reinsurance companies. A critical component of this objective is our ability to maintain a large and stable capital base. Our reinsurance clients, bankers, regulators and insurance rating agencies demand financial strength. Without their confidence we will be unable to write the quantity and quality of reinsurance business necessary to meet our goal.

Following the cancellation of the shipper's risk program in August 1999, we have tried to balance the Company's capital requirements with the ongoing liquidity needs of our shareowners, whether it be through the payment of semi-annual dividends or the repurchase of shares. To achieve this balance, the Board of Directors initiated a policy in November 1999 that limited the Company's repurchase, on an annual basis, to a maximum of 10% of each shareowner's shares.

Since August 1999, the Company's capital has decreased from $2.8 billion to $1.6 billion. We have returned over $500 million to shareowners through $355 million in dividend payments and $157 million of share repurchases; and incurred underwriting losses of approximately $788 million. The underwriting losses relate principally to accident & health, aviation, multi-line, marine and property programs written during 1997 to 1999, a period during which reinsurance premiums within our industry proved to be significantly inadequate to meet the resulting cost of claims.

As a reinsurance company, we are faced with a number of operating risks that could result in further short-term reductions in capital. These include the interest rate, credit, foreign currency and equity price risks associated with our $2.5 billion investment portfolio and the catastrophic earthquake and windstorm exposures underwritten by our subsidiary, Overseas Partners Cat Ltd. These risks are currently heightened because of (a) the possible effects on our investment portfolio of worldwide economic uncertainty, and (b) the start of the 2001 hurricane season. Despite these short-term risks, we believe that both the investment portfolio and property catastrophe business will produce attractive returns over the long-term.

Given the need to maintain our strong capital base, we are suspending the current share repurchase program, effective August 8, 2001. This decision will be re-evaluated at future Board meetings, giving due consideration to relevant capital levels, operating performance, cash flows and future needs.

In the meantime, management and the Board of Directors will continue to assess alternative strategies to provide future liquidity for our shareowners. We have already considered the possibility of completing an Initial Public Offering ("IPO"), but given our re-building efforts and turmoil in the investment markets it is premature to think that we can comfortably operate in the public market, where stable earnings are paramount. Once our quarterly earnings are more predictable and stable, an IPO or other option may provide us a way to create greater shareowner liquidity.

Dividends
---------

We have historically paid a dividend that approximated 6% of book value. This policy was predicated on the highly profitable and cash rich characteristics of the shipper's risk program. Indeed our historical dividend rate was over three times that of our peer reinsurance companies. The reduced income and cash flow following the cancellation of that program, together with the decrease in our capital as discussed above, has necessitated a re-evaluation of our dividend policy.

For these reasons it is necessary for us to reduce the dividend to $0.25 per share, compared to the $0.45 per share declared in February 2001. Further, depending upon our future operating performance, we will likely need to make further reductions in our dividend so that our capital remains at the level that management needs to execute the long-term strategy your Board has approved.

Fair Value

The process used to determine the "fair value" at which the Company would repurchase its shares was implemented in August 1999. In February and August of each year, the Board of Directors considers a variety of factors in selecting a value, including past and current earnings and cash flow, the present value of discounted projected future earnings and cash flow, the stock price, earnings and book value of comparable companies, industry considerations, liquidity, as well as opinions furnished by an independent investment banker.

Following the approximately $460 million reserve increase a year ago, book value declined to $16.01 per share as at June 30, 2000 and so it became necessary to recognize this decline and continuing adverse reinsurance market conditions by reducing the fair value from $21.50 to $17.00 per share in August 2000. Since that time, the Company's book value has decreased by a further $2.37 per share, to $13.64 per share. This decrease reflects underwriting losses of $67 million, investment losses of $95 million, cash dividends of $128 million, and share repurchases of $76 million.

The Board of Directors have given due consideration to the various factors outlined above and determined that the fair value of our shares as of August 8, 2001 is $14.50 a share.

Operating Results

On a more positive note, we are pleased to report that our net income for the three months ended June 30, 2001 was $69.5 million (equivalent to $0.58 per share), compared to a loss of $497.3 million (equivalent to $4.02 per share), for the same period in 2000. This reduces our net loss for the six months ended June 30, 2001 to $13.5 million compared to a net loss of $477.2 million for the same period in 2000.

The main contributors to the second quarter net income were:

     . Pre-tax gain of $6.0 million on the sale of our Managing General Agency, Parcel Insurance Plan, Inc.;
     . Pre-tax gain of $30.6 million on the sale of the Atlanta Financial Center; and
     . Reinsurance investment income for the three months ended June 30, 2001 of $59.2 million, compared to losses of $29.8 million for the same period in 2000.

Net investment income includes realized gains and losses on all investments and unrealized gains and losses on our trading investment portfolio. Our investment returns are highly dependent on investment market conditions and consequently can be expected to fluctuate from quarter to quarter.

Gross reinsurance premiums written decreased by $2.0 million for the three months ended June 30, 2001 compared with the same period in the prior year. However, gross reinsurance premiums written for the six months ended June 30, 2001 increased to $520.3 million from $464.5 million for the same period in the prior year. The increase was primarily as a result of business written by our new subsidiary OPUS Re and our new finite risk division, OP Finite, offset by the further cancellation of programs in our discontinued lines.

The net underwriting loss for the six months ended June 30, 2001 was $36.7 million (caused by additional losses reported on programs written in earlier years, but now discontinued, and increased overhead attributable to the acquisition of OPUS Re and OP Finite), compared to a loss of $478.9 million for the same period in 2000. The significant contributor to the underwriting loss for the six months ended June 30, 2000 was reserve-strengthening adjustments of $460 million. The reserve strengthening related primarily to accident & health, aviation, multi-line, marine and property programs written during 1997 to 1999.

Our real estate results for the six months ended June 30, 2001 reflect the aforementioned gain on the sale of the Atlanta Financial Center, offset by a reduction in operating income following the earlier sales of properties in Atlanta and Chicago. Our remaining real estate assets continued to perform in accordance with our expectations. We will continue to take advantage of opportunities to sell our real estate assets so that we can provide further capital to our reinsurance operations. However, there can be no assurance that such sales will occur in the short-term.

Other Activities

Our rebuilding efforts continue. The second quarter is typically a somewhat slow quarter in our business, because the bulk of reinsurance transactions are effective at January 1 and, to a lesser extent, July 1. Our United States and Bermuda operations therefore have been focusing on a number of activities to strengthen our infrastructure and position us to capitalize on improving market conditions expected for 2002. These activities include:

     . Intense marketing efforts, including the hiring of a new marketing and corporate communications officer, the development of new marketing literature and hosting over three hundred key brokers and contacts at business development initiatives in both Philadelphia and London;
     . Hiring of additional staff throughout the organization and the identification of a number of new specialist teams to add to our growth and profit potential;
     . Implementation of new Reinsurance and Human Resource operating systems to further improve the quality and timeliness of management information; and
     . A comprehensive review of our strategic asset allocation to reflect our estimated claim payment obligations and current business plan, resulting in an expected realignment of the portfolio in the third quarter.

Outlook

We know that the steps taken at our recent Board meeting may raise some questions. However those steps are necessary to reflect the declines in the Company's book value as result of dividend payments, share repurchases and recent operating losses and also changes in comparable company valuations in our industry. For years, OPL has paid a very generous dividend and been a willing repurchaser of its stock, fueled by the terrific profits and positive cash flow on the shipper's risk business and the demand for our shares by UPS Incentive Compensation Plans.

Our mission has changed considerably since the cancellation of the shipper's risk program, and so has our capital base. It is important that we now suspend our share repurchase program and adopt a dividend policy that reflects our current status. Today's decisions to suspend share repurchases, adjust fair value and reduce the dividend do not change our view of the longer-term opportunities to create value for you. Nor do they change our efforts to seek alternative options to provide you with future liquidity.

We trust we have your patience and understanding as we continue with our rebuilding efforts. We will continue to update you on further developments, including share repurchases and dividends, in future quarterly letters.

Sincerely,



Mary R. Hennessy                              Robert J. Clanin
President and Chief Executive Officer         Chairman of the Board of Directors
August 8, 2001                                August 8, 2001

Summary of Operating Results

                                              Three months ended    Six months ended    Six months ended
$000s                                            June 30, 2001       June 30, 2001       June 30, 2000
-----                                         ------------------    ----------------    ----------------
Gross written premiums                              $  176,940          $  520,280           $ 464,503
                                                    ==========          ==========           =========

Reinsurance income:
    Underwriting loss                               $  (15,696)         $  (36,708)          $(478,861)
    Investment income (loss)                            59,169              (3,955)             (9,293)
     Gain on sale of PIP                                 5,964               5,964                  --
                                                    ----------          ----------           ---------
                                                        49,437             (34,699)           (488,154)
Real estate and leasing                                 43,559              51,832              28,596
Other operating expenses                                (3,994)             (8,440)             (8,049)
Income taxes                                           (19,540)            (22,196)             (9,568)
                                                    ----------          ----------           ---------
Net income (loss)                                   $   69,462          $  (13,503)          $(477,175)
                                                    ==========          ==========           =========

Earnings (loss) per share                           $     0.58          $    (0.11)          $   (3.86)
                                                    ==========          ==========           =========

                                                     As at               As at
                                                 June 30, 2001      December 31, 2000
                                                 -------------      -----------------
Total shareowners' equity                           $1,624,190          $1,778,005
                                                    ==========          ==========

Net book value per share                            $    13.64          $    14.70
                                                    ==========          ==========

A more detailed discussion of our operating results can be obtained by reviewing our filing with the Securities & Exchange Commission on Form 10-Q for the period ended June 30, 2001. A copy of the 10-Q can be obtained by accessing our web site at www.overseaspartners.com or making a request to our Head Office at P.O. Box HM 1581, Hamilton HM 08, Bermuda.

Safe Harbor Disclosure
----------------------
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some of the statements contained in this Letter to Shareowners contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. These forward-looking statements relate to our plans and objectives for future operations including our growth and operating strategy, our implementation of new products and new reinsurance programs, trends in our industry and our policy on future dividends.

You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

 . our ability to replace, with profitable business, the revenues that we derived in the past from reinsurance of excess value package insurance associated with the business of United Parcel Service of America, Inc.
 .  pricing pressure resulting from the competitive environment in which we operate
 .  ability to collect reinsurance recoverables
 .  the uncertainties of the reserving process
 .  the occurrence of catastrophic events with a frequency or severity exceeding our estimates
 .  loss of the services of any of the Company's executive officers

 .  uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in certain jurisdictions)
 .  losses due to interest rate fluctuations
 .  volatility in global financial markets which could affect our investment portfolio
 . the resolution of any pending or future tax assessments by the IRS against us . the resolution of other pending litigation
 .  the impact of mergers and acquisitions
 . our ability to integrate new businesses and significant new staff with our existing operations.

We do not undertake to update these forward-looking statements in any manner.